	Company Contact:	Maggie Feeney
Executive Vice President and Chief Financial Officer
Final: For Release		Cache Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS THIRD QUARTER FISCAL 2012 SALES RESULTS AND
UPDATES THIRD QUARTER EPS GUIDANCE
Initiates a Search for a President, Chief Merchandising Officer
Expects Annualized Cost Savings of $3.0Million in Fiscal 2013

New York, New York – October 4, 2012 – Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores today announced estimated third quarter fiscal 2012 sales results and updated third quarter earnings guidance for the 13-week period ended September 29, 2012.  The Company expects to report full results for the third quarter the week of November 12, 2012.

Net sales for the third quarter of fiscal 2012 are expected to be approximately $45.8 million, a decline of approximately $2.9 million from net sales of $48.7 million in the third quarter of fiscal 2011.  Comparable store sales declined approximately 3% following a comparable store sales increase of 5.7% in the third quarter of fiscal 2011.  Net loss per share for the third quarter of fiscal 2012 is currently expected in the range of $0.39 to $0.41.  This compares to a net loss per diluted share of $0.14 in the third quarter of fiscal 2011.  The Company’s balance sheet remains strong; the Company expects to have ended the third quarter with cash and marketable securities of approximately $17 million with no funded debt.  Inventory at quarter end is expected to be flat with last year a marked improvement from the 21% increase reported at the end of the second quarter of fiscal 2012.

The Company also announced that it has retained the firm of Berglass+Associates to assist in the search for a President, Chief Merchandising Officer.  In addition, during the quarter, the Company implemented a cost reduction program, which is expected to generate $3 million in annualized savings in fiscal 2013.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “While we expected our third quarter performance to be negatively impacted by increased promotional activity to clear our summer sportswear assortment, sales of our early fall offerings were equally challenging, lacking the fashion that our customers expect from Cache.  This led to the revision to our third quarter guidance.”

“We recognize more work needs to be done to bring about consistency in our sales performance and return our Company to profitability and positive sales growth. In the near term, we are focused on identifying a President and are working aggressively to re-balance our sportswear assortments.  We also intend to seek to capitalize on up-trending areas of our business such as dresses and our e-commerce channel.  At the same time, we are implementing a cost savings program that we expect will generate $3 million in annualized savings in fiscal 2013.  We remain confident that we are taking the right steps to improve our near term performance and return our Company to long term sustainable growth.”

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 262 stores, primarily situated in central locations in high traffic, upscale malls in 42 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, the ability to successfully open new stores, reliance on foreign manufacturers, dependence on management and vendors and distributors and our inability to hire a new President or to achieve anticipated cost-savings in our business, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission. Cache, Inc. assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.